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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 Amendment No. 1 and related Prospectus of Metrocall, Inc. for the registration of $200,000,000 9 3/4% Senior Subordinated Notes due 2007 and to the incorporation by reference therein of our report dated February 5, 1997 except for Note N, as to which the date is March 4, 1997, with respect to the consolidated financial statements of ProNet, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996 and filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 2, 1998